Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our Report of Independent Registered Public Accounting Firm dated December 17, 2004, accompanying the Consolidated Financial Statements of Novamerican Steel Inc. and Subsidiaries appearing in the prospectus, which is part of Amendment No. 4 to this Registration Statement on Form F-3. We consent to the use of the aforementioned report in the Registration Statement and prospectus, and to the use of our name as it appears under the captions "Summary Selected Financial Information", "Selected Consolidated Financial and Operating Data" and "Experts".

Chartered Accountants

Montréal, Canada
May 3, 2005